State of Delaware
Secretary of State
Division of Corporations
Delivered 04:43 PM 05/25/2017
FILED 04:43 PM 05/25/2017
SR 20174095069 - File Number 5451915

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CORBUS PHARMACEUTICALS HOLDINGS, INC.

Corbus Pharmaceuticals Holdings, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "DGCL"),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Corbus Pharmaceuticals Holdings, Inc. and that this corporation was originally incorporated pursuant to the DGCL on December 18, 2013, under the name SAV Acquisition Corporation.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, as amended, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefore, which resolution setting fort the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation, as amended, be amended and restated in its entirety as follows:

ARTICLE I

The name of the Corporation is Corbus Pharmaceuticals Holdings, Inc.

ARTICLE II

The address of the Corporation's registered office in the State of Delaware is 850 New Burton Road, Suite 201, Dover, DE 19904, Kent County; and the name of the registered agent of the Corporation in the State of Delaware at such address is Cogency Global Inc. The Corporation shall have the authority to designate other registered offices and registered agents both in the State of Delaware and in other jurisdictions.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

A. <u>CAPITAL STOCK</u>

The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Sixty Million (160,000,000), of which (i) One Hundred Fifty Million

(150,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the "Common Stock"), and (ii) Ten Million Shares (10,000,000) shares shall be a class designated as preferred stock, par value $0.0001 per share (the "Preferred Stock").

The number of authorized shares of Common Stock or Preferred Stock may from time to time be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate (including pursuant to any certificate of designation of any series of Preferred Stock).

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

B. COMMON STOCK

1. Voting. Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

2. Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof.

3. Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

C. PREFERRED STOCK

The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the authorized, unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, and the powers (including voting powers, if any), preferences and relative, participating, optional and other special rights, if any, and *any* qualifications, limitations or restrictions thereof, of the shares of such series of Preferred Stock. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate (including any certificate of designation relating to such series of Preferred Stock).

ARTICLE V

STOCKHOLDER ACTION

1. Written Consent of Stockholders in Lieu of Meeting. Subject to the rights, if any, of the holders of any series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Board of Directors to be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting.

ARTICLE VI

DIRECTORS

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2. Election of Directors. Election of Directors need not be by written ballot unless the Bylaws of the Corporation (the "Bylaws") shall so provide.

3. Number of Directors; Term of Office. Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate (including any certificate of designation of any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be elected at each annual meeting of stockholders

for a term of one year. Each Director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent Director.

During any period when the holders of any series of Preferred Stock have the right to elect additional Directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director's successor shall have been duly elected and qualified, or until such Director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

4. Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the Director for which the vacancy was created or occurred and until such Director's successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal.

5. Removal. Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) with cause or without cause and (ii) only by the affirmative vote of the holders of at least a majority in voting power of the shares then entitled to vote at an election of Directors.

ARTICLE VII

LIMITATION OF LIABILITY

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing

violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of this Article VII, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.

ARTICLE VIII

AMENDMENT OF BYLAWS

1. Amendment by Directors. Except as otherwise provided by law, the Bylaws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Board.

2. Amendment by Stockholders. The Bylaws of the Corporation may be amended or repealed by the stockholders at any annual meeting of stockholders, or special meeting of stockholders called for such purpose as provided in the Bylaws, by the affirmative vote of the holders of at least a majority in voting power of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. In addition to any other vote required by law or this Certificate, the affirmative vote of the holders of at least a majority in voting power of the outstanding shares entitled to vote on such amendment or repeal, shall be required to amend or repeal any provision of Article V, Article VI, Article VII, Article VIII or Article IX of this Certificate.

ARTICLE X

EXCLUSIVE JURISDICTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, creditors or other constituents; (iii) any action asserting a claim against the Corporation or any Director or officer of the Corporation arising pursuant to, or a claim against

the Corporation or any Director or officer of the Corporation with respect to the interpretation or application of any provision of, the DGCL, this Certificate or the Bylaws of the Corporation; or (iv) any action asserting a claim governed by the internal affairs doctrine in each such case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL.

FOURTH: That said Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation's Certificate of Incorporation, as amended, has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 25th day of May, 2017.

/s/ Yuval Cohen
Name: Yuval Cohen, Ph.D.
Title: Chief Executive Officer

CERTIFICATE OF AMENDMENT OF THE
CERTIFICATE OF INCORPORATION OF
CORBUS PHARMACEUTICALS HOLDINGS, INC.
A Delaware Corporation

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Corbus Pharmaceuticals Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

1. The name of the Corporation is Corbus Pharmaceuticals Holdings, Inc. The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on December 18, 2013 (the "**Certificate of Incorporation**").

2. The Certificate of Incorporation of the Corporation is hereby amended to increase the authorized shares of the Corporation's common stock by deleting the first paragraph under Section A of Article IV, and replacing such paragraph with the following:

   "The total number of shares of capital stock which the Corporation shall have authority to issue is Three Hundred and Ten Million (310,000,000), of which (i) Three Hundred Million (300,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the "Common Stock"), and (ii) Ten Million Shares (10,000,000) shares shall be a class designated as preferred stock, par value $0.0001 per share (the "Preferred Stock")."

3. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

5. This Certificate of Amendment and the amendment to the Certificate of Incorporation effected hereby shall be effective immediately upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this 17th day of June, 2021.

CORBUS PHARMACEUTICAL HOLDINGS, INC.

By: /s/ Yuval Cohen
Name: Yuval Cohen
Title: Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:36 AM 06/17/2021
FILED 11:36 AM 06/17/2021
SR 20212477839 - File Number 5451915

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:58 PM 10/12/2022
FILED 01:58 PM 10/12/2022
SR 20223754963 - File Number 5451915

CORBUS PHARMACEUTICALS HOLDINGS, INC.

CERTIFICATE OF DESIGNATION
OF
SERIES A PREFERRED STOCK

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Corbus Pharmaceuticals Holdings, Inc., a Delaware corporation (the "**Corporation**"), that the following resolution was duly adopted by the board of directors of the Corporation (the "**Board of Directors**"), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended (the "**DGCL**"), at a meeting duly called and held on October 11, 2022, which resolution provides for the creation of a series of the Corporation's Preferred Stock, par value $0.0001 per share, which is designated as "Series A Preferred Stock," with the rights, powers and preferences, and the qualifications, limitations and restrictions thereof, set forth therein.

WHEREAS, the Amended and Restated Certificate of Incorporation of the Corporation (as amended, the "**Certificate of Incorporation**"), provides for one or more series of capital stock of the Corporation designated as preferred stock, consisting of 10,000,000 shares, par value $0.0001 per share (the "**Preferred Stock**"), and further provides that the Board of Directors is expressly authorized to provide, out of the authorized and unissued shares of Preferred Stock, for one or more series of Preferred Stock and to fix the number of shares constituting each such series and the powers (including voting powers, if any), preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a series of Preferred Stock be, and hereby is, authorized by the Board of Directors, (ii) the Board of Directors hereby authorizes the issuance of 1,100,000 shares of Series A Preferred Stock and (iii) the Board of Directors hereby fixes the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to all series of the Preferred Stock, as follows:

TERMS OF PREFERRED STOCK

1. Designation, Amount and Par Value. The series of Preferred Stock created hereby shall be designated as the Series A Preferred Stock (the "**Series A Preferred Stock**"), and the number of shares so designated shall be 1,100,000. Each share of Series A Preferred Stock shall have a par value of $0.0001 per share.

2. Dividends. The holders of Series A Preferred Stock, as such, shall not be entitled to receive dividends of any kind.

3. Voting Rights. Except as otherwise provided by the Certificate of Incorporation or required by law, the holders of shares of Series A Preferred Stock shall have the following voting rights:

3.1 Except as otherwise provided herein, each outstanding share of Series A Preferred Stock shall have 62,500,000 votes per share (and, for the avoidance of doubt, each fraction of a share of Series A Preferred Stock shall have a ratable number of votes). The outstanding shares of Series A Preferred Stock shall vote together with the outstanding shares of common stock, par value $0.0001 per share (the "**Common Stock**"), of the Corporation as a single class exclusively with respect to the Reverse Stock Split (as defined below) and shall not be entitled to vote on any other matter except to the extent required under the DGCL. Notwithstanding the foregoing, and for the avoidance of doubt, each share of Series A Preferred Stock (or fraction thereof) redeemed pursuant to the Initial Redemption (as defined below) shall have no voting power with respect to, and the holder of each share of Series A Preferred Stock (or fraction thereof) redeemed pursuant to the Initial Redemption shall have no voting power with respect to any such share of Series A Preferred Stock (or fraction thereof) on, the Reverse Stock Split or any other

matter brought before any meeting of stockholders held to vote on the Reverse Stock Split. As used herein, the term "**Reverse Stock Split**" means any proposal to adopt an amendment to the Certificate of Incorporation to reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock at a ratio specified in or determined in accordance with the terms of such amendment.

3.2 Unless otherwise provided on any applicable proxy or ballot with respect to the voting on the Reverse Stock Split, the vote of each share of Series A Preferred Stock (or fraction thereof) entitled to vote on the Reverse Stock Split or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split shall be cast in the same manner as the vote, if any, of the share of Common Stock (or fraction thereof) in respect of which such share of Series A Preferred Stock (or fraction thereof) was issued as a dividend is cast on the Reverse Stock Split or such other matter, as applicable, and the proxy or ballot with respect to shares of Common Stock held by any holder on whose behalf such proxy or ballot is submitted will be deemed to include all shares of Series A Preferred Stock (or fraction thereof) held by such holder. Holders of Series A Preferred Stock will not receive a separate ballot or proxy to cast votes with respect to the Series A Preferred Stock on the Reverse Stock Split or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split.

4. Rank; Liquidation.

4.1 The Series A Preferred Stock shall rank senior to the Common Stock as to any distribution of assets upon a liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (a "**Dissolution**"). For the avoidance of any doubt, but without limiting the foregoing, neither the merger or consolidation of the Corporation with or into any other entity, nor the sale, lease, exchange or other disposition of all or substantially all of the Corporation's assets shall, in and of itself, be deemed to constitute a Dissolution.

4.2 Upon any Dissolution, each holder of outstanding shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, prior and in preference to any distribution to the holders of Common Stock, an amount in cash equal to $0.0001 per outstanding share of Series A Preferred Stock.

5. Redemption.

5.1 All shares of Series A Preferred Stock that are not present in person or by proxy at any meeting of stockholders held to vote on the Reverse Stock Split as of immediately prior to the opening of the polls at such meeting (the "**Initial Redemption Time**") shall automatically be redeemed by the Corporation at the Initial Redemption Time without further action on the part of the Corporation or the holder thereof (the "**Initial Redemption**").

5.2 Any outstanding shares of Series A Preferred Stock that have not been redeemed pursuant to an Initial Redemption shall be redeemed in whole, but not in part, (i) if such redemption is ordered by the Board of Directors in its sole discretion, automatically and effective on such time and date specified by the Board of Directors in its sole discretion or (ii) automatically upon the effectiveness of the amendment to the Certificate of Incorporation implementing the Reverse Stock Split (any such redemption pursuant to this Section 5.2, the "**Subsequent Redemption**" and, together with the Initial Redemption, the "**Redemptions**"). As used herein, the "**Subsequent Redemption Time**" shall mean the effective time of the Subsequent Redemption, and the "**Redemption Time**" shall mean (i) with respect to the Initial Redemption, the Initial Redemption Time and (ii) with respect to the Subsequent Redemption, the Subsequent Redemption Time.

5.3 Each share of Series A Preferred Stock redeemed in any Redemption pursuant to this Section 5 shall be redeemed in consideration for the right to receive an amount equal to $0.001 in cash for each ten whole shares of Series A Preferred Stock that are "beneficially owned" by the "beneficial owner" (as such terms are defined below) thereof as of immediately prior to the applicable Redemption Time and redeemed pursuant to such Redemption, payable upon the applicable Redemption Time; provided, however, that for the avoidance of doubt, the redemption consideration in respect of the shares of Series A Preferred Stock (or fractions thereof) redeemed in any Redemption pursuant to this Section 5: (x) shall entitle the former beneficial owners of less than ten whole shares of Series A Preferred Stock redeemed in any Redemption to no cash payment in respect thereof and (y) shall, in the case of a former beneficial owner of a number of shares of Series A Preferred Stock (or fractions thereof) redeemed pursuant to any Redemption that is not equal to a whole number that is a multiple of ten, entitle such beneficial owner to the

same cash payment, if any, in respect of such Redemption as would have been payable in such Redemption to such beneficial owner if the number of shares (or fractions thereof) beneficially owned by such beneficial owner and redeemed pursuant to such Redemption were rounded down to the nearest whole number that is a multiple of ten (such, that for example, the former beneficial owner of 25 shares of Series A Preferred Stock redeemed pursuant to any Redemption shall be entitled to receive the same cash payment in respect of such Redemption as would have been payable to the former beneficial owner of 20 shares of Series A Preferred Stock redeemed pursuant to such Redemption). As used herein, "**Person**" shall mean any individual, firm, corporation, partnership, limited liability company, trust or other entity, and shall include any successor (by merger or otherwise) to such entity. As used herein, a Person shall be deemed the "**beneficial owner**" of, and shall be deemed to "**beneficially own,**" any securities which such Person is deemed to beneficially own, directly or indirectly, within the meaning of Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

5.4 From and after the time at which any shares of Series A Preferred Stock are called for redemption (whether automatically or otherwise) in accordance with Section 5.1 or Section 5.2, such shares of Series A Preferred Stock shall cease to be outstanding, and the only right of the former holders of such shares of Series A Preferred Stock, as such, will be to receive the applicable redemption price, if any. The shares of Series A Preferred Stock redeemed by the Corporation pursuant to this Certificate of Designation shall, upon such redemption, be automatically retired and restored to the status of authorized but unissued shares of Preferred Stock. Notwithstanding anything to the contrary herein or otherwise, and for the avoidance of doubt, any shares of Series A Preferred Stock (or fraction thereof) that have been redeemed pursuant to an Initial Redemption shall not be deemed to be outstanding for the purpose of voting or determining the number of votes entitled to vote on any matter submitted to stockholders (including the Reverse Stock Split or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split) from and after the time of the Initial Redemption. Notice of any meeting of stockholders for the submission to stockholders of any proposal to approve the Reverse Stock Split shall constitute notice of (i) a redemption of shares of Series A Preferred Stock pursuant to an Initial Redemption and result in the automatic redemption of the applicable shares of Series A Preferred Stock (and/or fractions thereof) pursuant to the Initial Redemption at the Initial Redemption Time pursuant to Section 5.1 hereof and (ii) a redemption of shares of Series A Preferred Stock pursuant to a Subsequent Redemption and result in the automatic redemption of the applicable shares of Series A Preferred Stock (and/or fractions thereof) pursuant to the Subsequent Redemption at the Subsequent Redemption Time pursuant to Section 5.2 hereof. In connection with the filing of this Certificate of Designation, the Corporation has set apart funds for payment for the redemption of all shares of Series A Preferred Stock pursuant to the Redemptions and shall continue to keep such funds apart for such payment through the payment of the purchase price for the redemption of all such shares.

6. Transfer. Shares of Series A Preferred Stock will be uncertificated and represented in book-entry form. No shares of Series A Preferred Stock may be transferred by the holder thereof except in connection with a transfer by such holder of any shares of Common Stock held thereby, in which case a number of eight thousandths (8/1,000ths) of a share of Series A Preferred Stock equal to the number of shares of Common Stock to be transferred by such holder shall be automatically transferred to the transferee of such shares of Common Stock. Notice of the foregoing restrictions on transfer shall be given in accordance with Section 151 of the DGCL.

7. Fractional Shares. The Series A Preferred Stock may be issued in whole shares or in any fraction of a share that is eight-thousandths (8/1,000ths) of a share or any integral multiple of such fraction, which fractions shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, participate in distributions upon a Dissolution and have the benefit of any other rights of holders of Series A Preferred Stock.

8. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Corbus Pharmaceutical Holdings, Inc. has caused this Certificate of Designation of Series A Preferred Stock to be duly executed by the undersigned duly authorized officer as of this 12th day of October, 2022.

CORBUS PHARMACEUTICALS HOLDINGS, INC.

By: /s/ Yuval Cohen
Yuval Cohen
Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:54 AM 02/09/2023
FILED 11:54 AM 02/09/2023
SR 20230444886 - File Number 5451915

CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CORBUS PHARMACEUTICALS HOLDINGS, INC.

Corbus Pharmaceuticals Holdings, Inc. (the "*Corporation*"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Corporation is Corbus Pharmaceuticals Holdings, Inc.

SECOND: That a resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment at a meeting of stockholders held in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD: Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, be and hereby is further amended by adding the following after the first paragraph of Section A of Article FOURTH:

"Upon effectiveness ("*Effective Time*") of this amendment to the Amended and Restated Certificate of Incorporation of the Corporation, a one-for-thirty reverse stock split (the "*Reverse Split*") of the Corporation's shares of Common Stock that are issued and outstanding or held by the Corporation immediately prior to the Effective Time shall become effective, pursuant to which each thirty (such number, the "*Reverse Split Factor*") shares of Common Stock issued and outstanding or held by the Corporation in treasury immediately prior to the Effective Time ("*Old Common Stock"*) shall automatically, and without any action by the holder thereof, be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock ("*New Common Stock*"), subject to the treatment of fractional interests as described below and with no corresponding reduction in the number of authorized shares of Common Stock.

No fractional shares of New Common Stock will be issued in connection with the Reverse Split. Stockholders of record who otherwise would be entitled to receive fractional shares of New Common Stock, will be entitled to receive cash (without interest) in lieu of fractional shares of New Common Stock, equal to the product of: (i) such fraction *multiplied by* (ii) the average of the closing sales prices of our Old Common Stock on the exchange the Corporation is currently trading during regular trading hours for the five consecutive trading days immediately preceding the date of the Effective Time *multiplied by* (iii) the Reverse Split Factor.

Each holder of a certificate or certificates representing one or more shares of the Old Common Stock shall be entitled to receive as soon as practicable, upon surrender of such certificate together with a properly completed and executed letter of transmittal in the form provided by the Corporation, a certificate or certificates representing the largest whole number of shares of New Common Stock to which such holder shall be entitled as a result of the Reverse Split. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock that were issued and outstanding immediately prior to the Effective Time shall, upon the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares formerly represented by such certificate have been reclassified pursuant to the Reverse Split (as well as the right to receive cash

in lieu of any fractional shares of New Common Stock otherwise issuable in respect thereof after the Effective Time)."

FOURTH: That said amendment will have an Effective Time of 12:01 A.M., Eastern Time, on February 14, 2023.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by duly authorized officer this 9th day of February, 2023.

CORBUS PHARMACEUTICALS HOLDINGS, INC.

By: /s/ *Yuval Cohen*
Name: Yuval Cohen
Title: Chief Executive Officer